Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of XL Capital Ltd on Form S-3 (File No. 333-130537), Form S-3 (333-130036), Form S-3 (File No. 333-116245), Form S-3 (File No. 333-101288), Form S-3 (File No. 333-76988), Form S-3 (File No. 333-72018), Form S-3 (File No. 333-66976), Form S-3 (File No. 333-62257), Form S-8 (File No. 333-89568), Form S-8 (File No. 333-81451), Form S-8 (File No. 333-62137), and Form S-8 (File No. 333-46250) of our report dated March 7, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
March 7, 2006